Exhibit 10.4

738/24 DS/nk

06.12.24

D15/618-24

Index of deeds no. 676 /2024/DS

T r a n s a c t e d

at Frankfurt am Main

on 9th December 2024.

Before me, the undersigned Civil Law Notary

Aurélio de Sousa

with registered office in Frankfurt am Main

appeared today:

1.	Mr. Esteban Hagedorn Belmar, born on 1 October 1992,

with business address: c/o Freshfields PartG mbH, Bockenheimer Anlage 44, 60322 Frankfurt am Main, Germany, personally known by the notary, acting not in his own name, but with exemption from the restrictions set forth under Section 181 German Civil Code (BGB) by virtue of powers of attorney, copies of which were available during the recording of this Deed, with the promise to deliver the originals later, certified copies of which will then be attached to this Deed, for and on behalf of

a)

Li-Cycle Germany GmbH, a company incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, with its seat at Sülzetal, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal under no. HRB 32081,

b)

Li-Cycle Europe AG, a corporation incorporated and organized under the laws of Switzerland, with its seat at Baar, Switzerland, registered with the commercial register (Handelsregister) of the Canton of Zug under registration number CHE-276.781.098,

2.

Mr. Josef Matoussi, born on 19 August 1994, with business address: Weil, Gotshal & Manages LLP, Taunusanlage 1 (Skyper), 60329 Frankfurt am Main, identified by valid official photo identification, acting not in his own name, but with exemption from the restrictions set forth under Section 181 German Civil Code (BGB) by virtue of a power of attorney, a copy of which was available during the recording of this Deed, with the promise to deliver the original later, a certified copy of which will then be attached to this Deed, for and on behalf of Glencore Canada Corporation, with its seat at Toronto, Ontario, registered with the Ontario Business Registry under Ontario Corporation Number (OCN) 1947729,

The term “Notary” shall include the acting Notary as well as any Notary, who is associated with the Notary as well as their officially appointed representatives.

The Notary asked the persons appearing before the beginning of the notarization, if there had been a prior involvement in the sense of Section 3 para. 1 sentence 1 no. 7 of the German law on the recording of documents (BeurkG) and explained this provision. The persons thereupon declared that no such prior involvement occurred and that the Notary was therefore not hindered to act in this deed.

The persons appearing requested this deed to be recorded in the English language. The Notary, who is in sufficient command of the English language, ascertained that the persons appearing are also in sufficient command of the English language. After having been instructed by the Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this deed.

The persons appearing – acting as set out above – requested the notarization of the following:

JUNIOR RANKING SHARE PLEDGE AGREEMENT

(NACHRANGIGE GESCHÄFTSANTEILSVERPFÄNDUNG)

in relation to the shares in

Li-Cycle Germany GmbH

between

Li-Cycle Europe AG

(as Pledgor)

and

Glencore Canada Corp.

(as Collateral Agent)

TABLE OF CONTENTS

1.	Definitions and Interpretation	5

2.	Junior Ranking Share Pledge	12

3.	Security Purpose	13

4.	Dividends	13

5.	Voting Rights	14

6.	Representations and Warranties	15

7.	Undertakings of the Pledgor	16

8.	Enforcement	18

9.	Limitations on Enforcement	19

10.	Independent and Continuing Security	21

11.	Release (Sicherheitenfreigabe)	22

12.	Waiver of Defenses	22

13.	No Recourse against Third Parties	23

14.	Costs and Expenses	24

15.	Assignment	24

16.	Partial Invalidity	25

17.	Conflicts	25

18.	Amendments	25

19.	Waivers	26

20.	Notices and their Language	26

21.	Governing Law; Jurisdiction	28

22.	Notification of Pledges	29

23.	Consent of the Pledgor and the Pledged Company	29

This JUNIOR RANKING SHARE PLEDGE AGREEMENT (the “Agreement”) is made on 9th December 2024 and entered into

BETWEEN:

(1)

Li-Cycle Europe AG, a corporation incorporated and organized under the laws of Switzerland, registered with the Commercial Register of the Canton of Zug under registration number CHE-276.781.098, with registered office at Neuhofstrasse 8, 6340 Baar, Switzerland in its capacity as pledgor (the “Pledgor”);

(2)

Glencore Canada Corporation, an Ontario corporation having its address at 100 King Street West, Suite 6900, Toronto, ON, M5X 1E3 (“Glencore”), in its capacity as applicable collateral agent for the Senior Lien Secured Parties under the Intercreditor Agreement (each as defined below) and pledgee (the “Collateral Agent”); and

(3)

Li-Cycle Germany GmbH, a company incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, with its registered seat in Sülzetal and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stendal under registration number HRB 32081 in its capacity as pledged company (the “Pledged Company”).

The institutions named in (1) to (3) are hereinafter together referred to as the “Parties” and each as a “Party”.

WHEREAS:

(A)

Pursuant to an amended and restated note purchase agreement dated March 25, 2024 (the “Senior Note Purchase Agreement”) among Li-Cycle Holdings Corp., a corporation incorporated under the laws of the Province of Ontario with offices located at 207 Queens Quay West, Suite 590, Toronto, Ontario M5J 1A7 (the “Issuer”), Glencore Ltd., a Swiss company having its address at 330 Madison Ave., New York, NY 10017 and Glencore as purchaser (Glencore in such capacity the “Purchaser”) and collateral agent, the Issuer has issued and sold to the Purchaser the senior secured convertible note due five years from its closing date in the aggregate amount of $75,000,000 (the “Senior Note”) in accordance with the terms and conditions set forth therein.

(B)

In connection with the Senior Note, certain subsidiaries of the Issuer from time to time party thereto entered into that certain note guaranty, dated as of March 25, 2024 (the “Senior Note Guaranty”). By way of a subsidiary joinder agreement, dated as of May 29, 2024, the Pledgor acceded to the Senior Note Guaranty as a note guarantor.

(C)

As a condition under the Senior Note, the Pledgor and the Collateral Agent as collateral agent under the Senior Note have entered into that certain notarial share pledge agreement executed before the notary Aurélio de Sousa in Frankfurt am Main, Germany with deed no. 329/2024/DS and dated May 29, 2024 (the “Existing Share Pledge Agreement” and, the pledges granted by the Pledgor under the Existing Share Pledge Agreement, the “Existing Pledges”).

(D)

Furthermore, the Issuer, as issuer, has issued to Glencore that certain amended and restated convertible note, dated as of March 25, 2024, in the aggregate original principal amount of $116,551,170.40 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Additional Senior Lien Note”). It is a condition under the Initial Additional Senior Lien Note, that upon the occurrence of the Modification Date (as defined below), the Grantors (as defined below) would guarantee the obligations of the Issuer under the Initial Additional Senior Lien Note and secure such guaranty with pari passu liens on the same assets in respect of which such Grantors have granted liens for the benefit of the secured parties under the Senior Note and enter into collateral documentation in the same form and on the same terms as entered into to secure the Senior Note.

(E)

In connection with the Initial Additional Senior Lien Note, the Pledgor and certain subsidiaries of the Issuer from time to time party thereto as note guarantors have entered into that certain note guaranty, dated as of the date hereof (as amended, restated, extended or otherwise modified from time to time, the “Initial Additional Senior Lien Guaranty” and together with the Senior Note Guaranty, each, a “Note Guaranty”).

(F)

The Pledgor has agreed to pledge its shares in the Pledged Company and the Ancillary Rights (as defined below) pertaining thereto to the Collateral Agent as collateral for the Secured Obligations (as defined below).

(G)

The security created by or pursuant to this Agreement is to be held as shared collateral and administered by the Collateral Agent for and on behalf of the other Senior Lien Secured Parties (as defined below) pursuant to the terms of that certain pari passu intercreditor agreement, dated on or about the date hereof (as amended, restated, extended or otherwise modified from time to time, the “Intercreditor Agreement”) and originally entered into by and among, inter alios, the Collateral Agent as collateral agent for the Senior Note Secured Parties (as defined below) and holder of the Initial Additional Senior Lien Note (the Collateral Agent in such capacity the “Initial Additional Secured Party”), the Issuer, the Pledgor and each Grantor (as defined below) party thereto.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“Ancillary Rights” means (i) the present and future rights to receive (A) dividends and other distributions paid or payable on the Shares; and (B) liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) of a shareholder of the Pledged Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares; (ii) the right to subscribe for newly issued shares and (iii) all other rights and benefits attributable to the Shares (other than non-pecuniary membership rights excluded pursuant to Clause 5.1 (Voting rights with the Pledgor)).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Germany, Toronto, Canada, and the City of New York, USA.

“Canadian Guarantors” means, collectively, all present and future (direct or indirect) subsidiaries of the Issuer organized under the laws of Canada or any province or territory thereof, which as of the closing date consists of Li-Cycle Corp. and Li-Cycle Americas Corp.

“Canadian Pledge Agreement” means a Canadian law governed pledge agreements, entered into between the Issuer and the Canadian Guarantors as grantors, and the Collateral Agent on (i) March 25, 2024 and (ii) December 9, 2024.

“Canadian Security Agreement” means a Canadian law governed general security agreements, entered into between the Issuer and the Canadian Guarantors as grantors, and the Collateral Agent on (i) March 25, 2024 and (ii) December 9, 2024.

“Collateral” means all assets and properties subject to any Lien created pursuant to any Senior Lien Collateral Document to secure one or more series of Senior Lien Obligations.

“Collateral Documents” means, collectively, (i) the U.S. Security Agreement, (ii) the U.S. Pledge Agreement, (iii) the Canadian Security Agreement, (iv) the Canadian Pledge Agreement, (v) any supplement to any of the foregoing delivered to the Collateral Agent under the collateral and guarantee requirements under the Note and (vi) each of the other instruments and documents pursuant to which any Grantor grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Enforcement Event” means an Event of Default that has occurred and is continuing.

“Event of Default” means any event of default (i) under the Initial Additional Senior Lien Note which entitles the noteholder under the Initial Additional Senior Lien Note to declare all or part of any amount of the Initial Senior Lien Obligations due and payable or which renders all or part of any amount of the Initial Senior Lien Obligations automatically due and payable or (ii) under the Senior Note which entitles the Collateral Agent to declare all or part of any amount of the Senior Note Obligations due and payable or which renders all or part of any amount of the Senior Note Obligations due and payable.

“Existing Shares” means the shares held by the Pledgor in the Pledged Company with the serial numbers (laufende Nummer der Geschäftsanteile) 1 to 25,000 of the most current list of shareholders (Gesellschafterliste) filed (aufgenommen) in the commercial register (Handelsregister), having a nominal value of EUR 25,000.00.

“Future Shares” means all additional shares in the capital of the Pledged Company (irrespective of their nominal value) which the Pledgor may acquire in the future in the event of a share transfer, a share split, a share combination, an increase of the capital of the Pledged Company (including by way of authorized capital (genehmigtes Kapital)) or otherwise.

“GmbHG” means the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Grantor” means the Issuer and each subsidiary of the Issuer that has granted a security interest pursuant to any Senior Lien Debt Document to secure any Secured Obligations, including the Pledgor.

“Group” means the Issuer and each of its Subsidiaries from time to time.

“HGB” means the German Commercial Code (Handelsgesetzbuch).

“ICA Parallel Debt” means the independent payment obligation of any Grantor arising under the Intercreditor Agreement to pay to the Collateral Agent as creditor in its own right sums equal to and in the currency of each present or future amount payable by such Grantor under each of the Senior Lien Debt Documents (as amended from time to time and notwithstanding any increase of amounts payable thereunder or extension of term) to each of the other Senior Lien Secured Parties.

“InsO” means the German Insolvency Code (Insolvenzordnung).

“Initial Additional Senior Lien Collateral Documents” means the collateral documents in connection with the Initial Additional Senior Lien Note and any other agreement, document or instrument pursuant to which a lien is granted (or purported to be granted) securing any Initial Additional Senior Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Initial Additional Senior Lien Debt Documents” means the Initial Additional Senior Lien Note, the Initial Additional Senior Lien Collateral Documents and any security documents and other operative agreements evidencing or governing the indebtedness thereunder, and the Liens securing such indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Senior Lien Obligations.

“Initial Additional Senior Lien Guaranty Parallel Debt” means the independent payment obligation of any Grantor under the Initial Additional Senior Lien Guaranty to pay to the Collateral Agent as creditor in its own right sums equal to and in the currency of each present or future amount payable by such Guarantor under each of the Initial Additional Senior Lien Debt Documents (as amended from time to time and notwithstanding any increase of amounts payable thereunder or extension of term) to each of the other Initial Additional Senior Lien Secured Parties.

“Initial Additional Senior Lien Obligations” means all obligations for unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding at the rate provided for in the documentation with respect thereto, regardless of whether allowed or allowable in such proceeding) on the Initial Additional Senior Lien Note, premium, penalties, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities, and all other advances to, debts, liabilities and obligations of any Initial Additional Senior Lien Secured Party to the Collateral Agent or any indemnified party arising under the Initial Additional Senior Lien Debt Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Initial Additional Senior Lien Secured Parties” means the Initial Additional Secured Party and the holders of the Initial Additional Senior Lien Obligations.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capital lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Modification Date” means the earlier of (a) the date that is one (1) month after the occurrence of a “closing date” under any project loan documentation entered into by the Issuer and/or any of its Subsidiaries in connection with the financing of the project, and (b) December 31, 2024 which was calculated to occur on December 9, 2024.

“Pledges” means the pledges created pursuant to Clause 2.1 (Junior Ranking Pledge of Shares and Ancillary Rights).

“Secured Parallel Debt Obligations” means (i) the ICA Parallel Debt and (ii) the Initial Additional Senior Lien Guaranty Parallel Debt.

“Secured Obligations” means all Senior Lien Obligations, including the Secured Parallel Debt Obligations and any other parallel debt and including any claims based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt) and claims arising from the insolvency administrator’s discretion to perform obligations in agreements according to Sec. 103 InsO.

“Senior Lien Collateral Documents” means, collectively, (a) the Senior Note Collateral Documents, and (b) the Initial Additional Senior Lien Collateral Documents.

“Senior Lien Debt Documents” means, collectively, (a) the Senior Note Loan Documents, and (b) the Initial Additional Senior Lien Debt Documents.

“Senior Lien Obligations” means, collectively, (a) the Senior Note Obligations and (b) the Initial Additional Senior Lien Obligations.

“Senior Lien Secured Party” means (a) the Senior Note Secured Parties and (b) the Initial Additional Senior Lien Secured Parties.

“Senior Note Collateral Documents” means collectively, (i) the U.S. Security Agreement, (ii) the U.S. Pledge Agreement, (iii) the Canadian Security Agreement, (iv) the Canadian Pledge Agreement, (v) any supplement to any of the foregoing delivered to the Collateral Agent under the collateral and guarantee requirements under the Senior Note and any other agreement, document or instrument pursuant to which a lien is granted (or purported to be granted) securing any Senior Note Obligations or under which rights or remedies with respect to such Liens are governed.

“Senior Note Loan Documents” means the Senior Note, the Senior Note Purchase Agreement, the Senior Note Collateral Documents, the Senior Note Guaranty, and each of the other agreements and instruments entered into or delivered by any of the parties thereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

“Senior Note Obligations” means all obligations for unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding at the rate provided for in the documentation with respect thereto, regardless of whether allowed or allowable in such proceeding) on the Senior Note, premium, penalties, all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities, and all other advances to, debts, liabilities and obligations of any note party under the Senior Note to any Senior Note Secured Party, the Collateral Agent or any indemnified party arising under the Senior Note Loan Documents, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Senior Note Secured Party” means (i) the Purchaser, (ii) any other person that becomes a holder of a note issued pursuant to the terms of the Senior Note and the Senior Note Purchase Agreement and has not ceased to be a holder of such notes and (iii) the Collateral Agent.

“Shares” means the Existing Shares and the Future Shares.

“Subsidiary” means, with respect to any person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the person or persons (whether directors, trustees or other persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person or a combination thereof, in each case to the extent the relevant entity’s financial results are required to be included in such person’s consolidated financial statements under GAAP; provided that in determining the percentage of ownership interests of any person controlled by another person, no ownership interests in the nature of a “qualifying share” of the former person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Issuer.

“U.S. Guarantors” means, collectively, all present and future (direct or indirect) U.S. Subsidiaries, which consists as of the closing date of the U.S. Project Finance Group.

“U.S. Pledge Agreement” means the New York law governed pledge agreements entered into between Li-Cycle Americas Corp. as pledgor and the Collateral Agent (i) on March 25, 2024 and (ii) on or after December 9, 2024.

“U.S. Project Finance Group” means, collectively, Li-Cycle U.S. Holdings Inc., Li-Cycle Inc., and Li-Cycle North America Hub, Inc. and their respective direct and indirect subsidiaries.

“U.S. Security Agreement” means the New York law governed pledge and security Agreements entered into between Li-Cycle Americas Corp. and the U.S. Guarantors as grantors, and the Collateral Agent (i) on March 25, 2024 and (ii) on or after December 9, 2024.

“U.S. Subsidiary” means any Subsidiary which is incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

1.2	Construction

In this Agreement:

a)	any reference to a defined document is a reference to that defined document as amended (however fundamentally), supplemented, novated, restated or superseded from time to time;

b)	a reference to any person includes such person’s successors, transferees and assignees;

c)	where the context so permits, the singular includes the plural and vice versa;

d)	the headings are for convenience only and are to be ignored in construing this Agreement;

e)

any reference to the term “including” means “including, but without limitation” and any reference to the term “promptly” means “without undue delay (unverzüglich)” within the meaning of Sec. 121 BGB; and

f)	any reference to a “Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause or a Schedule hereof.

1.3	Language

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	JUNIOR RANKING SHARE PLEDGE

2.1	Junior Ranking Pledge of Shares and Ancillary Rights

The Pledgor hereby pledges as security to the Collateral Agent the Shares and any and all Ancillary Rights pertaining thereto.

2.2	Acceptance

The Collateral Agent hereby accepts the Pledges created pursuant to Clause 2.1 (Junior Ranking Pledge of Shares and Ancillary Rights).

2.3	Independent Pledges

2.3.1	Each of the Pledges is in addition, and without prejudice, to any other security the Collateral Agent may now or hereafter hold in respect of the Secured Obligations.

2.3.2

The validity and effect of each of the Pledges created under this Agreement shall be independent from the validity and the effect of any of the other Pledges created hereunder. The Pledges to the Collateral Agent shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

2.3.3

For the avoidance of doubt, the Parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created under and in relation to this Agreement by operation of law upon the transfer or assignment (including by way of assumption of contract (Vertragsübernahme)) of all or part of the Secured Obligations by the Collateral Agent.

3.	SECURITY PURPOSE

The Pledges granted hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. The Pledges shall also cover any future extension or increase of the Secured Obligations and the Pledgor hereby expressly agrees that the provisions of Sec. 1210 para 1 sentence 2 BGB shall not apply to this Agreement.

4.	DIVIDENDS

4.1	Entitlement to receive dividend payments

Notwithstanding that the dividends and other distributions paid or payable on the Shares are pledged hereunder, the Pledgor shall be entitled (to the extent not prohibited under the Finance Documents) to receive and retain all dividend payments and other distributions in respect of the Shares unless an Enforcement Event has occurred and the Collateral Agent has provided prior written notice that the Pledgor shall no longer have such right.

4.2	Collateral Agent’s rights

Notwithstanding Clause 4.1 (Entitlement to receive dividend payments) above, upon the occurrence of an Enforcement Event and at least concurrent notice to the Pledgor:

a)

dividends and profit shares paid or payable otherwise than in cash (i.e. in kind (Sachdividenden)) and other property received, receivable or otherwise distributed in respect of or in exchange for, any of the Shares;

b)

dividends and profit shares or other distributions paid or payable in cash in respect of the Shares in connection with the partial or total liquidation or dissolution or in connection with the reduction of capital, capital surplus or paid-in surplus; and

c)	cash paid, payable or otherwise distributed in redemption of, or in exchange for the Shares,

shall be transferred, assigned and delivered to the Collateral Agent to be held as collateral and if received by the Pledgor, shall be received as holder for the Collateral Agent and segregated from the other property or funds of the Pledgor and be forthwith delivered to the Collateral Agent as collateral in the same form as received.

5.	VOTING RIGHTS

5.1	Voting rights with the Pledgor

The non-pecuniary membership rights attached to the Shares (including the voting rights) remain with the Pledgor. The Pledgor, however, shall at all times until the full satisfaction of all Secured Obligations or the release of the Pledges exercise its membership rights, including its voting rights, in good faith to ensure that the validity and enforceability of the Pledges and the existence of all or part of the Shares are not in any way materially and adversely affected other than through any action permitted under the Note Purchase Agreement or the Finance Documents.

5.2	Impairment

The Pledgor shall not take, or participate in, any action which impairs, or which would for any other reason be inconsistent with, the Collateral Agent’s security interest or the security purpose as described in Clause 3 (Security Purpose) or which would materially defeat, impair or circumvent the Collateral Agent’s rights hereunder.

5.3	Information by the Pledgor

The Pledgor shall notify the Collateral Agent, by notification in writing, forthwith of any shareholders’ meeting at which a resolution is intended to be adopted which could reasonably be expected to have a material and adverse effect upon the validity or enforceability of the Pledges. Upon an Enforcement Event and at least concurrent notice to the Pledgor, the Pledgor shall allow the Collateral Agent, as the case may be, its proxy or any other person designated by the Collateral Agent to attend such shareholders’ meeting of the Pledged Company (for the avoidance of doubt, without any voting right). The Collateral Agent’s right to attend the shareholders’ meeting shall terminate immediately upon complete satisfaction and discharge of the Secured Obligations.

6.	REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Collateral Agent by way of an independent guarantee (selbstständiges Garantieversprechen) that at the date of this Agreement:

a)

the Pledgor is not unable to pay its respective debts as and when they fall due (zahlungsunfähig), nor over-indebted (überschuldet) (within the meaning of article 725b of the Swiss Code of Obligations) nor subject to any insolvency proceedings (Insolvenzverfahren);

b)	the description of the Existing Shares in Clause 1.1 (Definitions) is complete, true and correct;

c)

it is the sole legal (rechtlicher) and beneficial (wirtschaftlicher) owner of all of the Existing Shares pledged by it and except for the Existing Pledges and the Pledges created hereunder, the Existing Shares pledged by it are free from any right, claim, title, interest, pledge, lien or other encumbrance or charge of third parties;

d)	the Existing Shares pledged by it hereunder are fully paid, are the only shares in the Pledged Company and there is no obligation for a shareholder to make additional contributions;

e)

it is not subject to any restriction of any kind with regard to the transfer of, or the granting of a pledge in, or any other disposal of, the Existing Shares purported to be pledged by it or with regard to the right to receive dividends or profit shares on the Existing Shares pledged by it;

f)	except for the Existing Pledges, the Pledges created under this Agreement are first ranking pledges over the Existing Shares and the Ancillary Rights pertaining thereto; and

g)

there are no silent partnership agreements or similar arrangements by which any third parties are entitled to a participation in the profits or revenue of the Pledged Company in respect of which it has granted a pledge.

7.	UNDERTAKINGS OF THE PLEDGOR

The Pledgor undertakes to the Collateral Agent:

a)

to inform the Collateral Agent, by notification in writing, promptly of any attachments (Pfändung) in respect of any of the Shares or Ancillary Rights or any other events, circumstances or measures which are reasonably likely to impair or jeopardize the validity or enforceability of the Pledges or interests relating thereto. In the event of an attachment, the Pledgor undertakes to forward to the Collateral Agent, by notification in writing, promptly a copy of the attachment order (Pfändungsbeschluss), the garnishee order (Überweisungsbeschluss) and all other documents necessary for a defense against the attachment.

The Pledgor shall inform the attaching creditor promptly of the Collateral Agent’s security interests hereunder; without the Collateral Agent’s prior written consent,

(i)	not to sell or encumber or otherwise dispose of the Shares or the Ancillary Rights pledged by it;

(ii)	not to allow any party other than itself to subscribe for any newly issued share in the Pledged Company;

in each case unless otherwise permitted under the Senior Lien Debt Documents;

b)	to notify the Collateral Agent, by notification in writing, promptly of any change in the shareholding in, or the capital contributions to, the Pledged Company;

c)	to effect promptly any payments to be made to the Pledged Company in respect of the Shares and Ancillary Rights;

d)	that all Future Shares pledged by it will be fully paid up and that there will be no obligation for a shareholder to make additional contributions; and

e)

to ensure that at all times the Collateral Agent holds a valid pledge over 100% of the Shares, and that the Pledges created hereunder rank junior only to the Existing Pledges (and in the case of a merger to procure that an equivalent security interest over the shares and interests in the surviving or, as the case may be, the new company or partnership) in accordance with the terms of this Agreement;

provided that the foregoing undertakings shall not limit or restrict the Pledgor from taking any action which is permitted under the Senior Lien Debt Documents.

8.	ENFORCEMENT

8.1	Enforcement right

If and when an Enforcement Event has occurred and, in addition, the requirements set forth in Sec. 1273 para 2, 1204 et seq. BGB with regard to the enforcement of pledges are met (Pfandreife), the Collateral Agent may realize the Pledges (or any part thereof) by way of public auction (öffentliche Versteigerung) or in any other way permitted under German law, in any case notwithstanding Sec. 1277 BGB and without obtaining any enforceable judgment or other instrument (vollstreckbarer Titel).

8.2	Notification and auction

a)

The Collateral Agent will notify the Pledgor one (1) week prior to the enforcement of the Pledges (or any of them) according to this Clause 8 (Enforcement). However, such notice shall not be required if (i) the Pledgor has generally ceased to make payments (Zahlungen eingestellt), (ii) an application for the institution of insolvency proceedings or similar proceedings is filed by or against the Pledgor or (iii) the Collateral Agent reasonably determines that the observance of the notice period would endanger the security interest of the Collateral Agent and/or the other Senior Lien Secured Parties.

b)

The public auction may be held at any place in the Federal Republic of Germany which will be determined by the Collateral Agent. The Collateral Agent shall notify the Pledgor ten (10) days in advance of the place and time of the public auction in accordance with Sec. 1237 sentence 2 BGB.

c)	No further notices are required to initiate the enforcement of the Pledges.

8.3	Collateral Agent’s discretion

The Collateral Agent shall be entitled to determine in its sole discretion which part of the Pledges shall be realized to satisfy the Secured Obligations. Sec. 1230 sentence 2 BGB shall not apply.

8.4	Assistance by Pledgor

If the Collateral Agent seeks to realize the Pledges pursuant to, and in accordance with Clause 8.1 (Enforcement right), the Pledgor shall, at its own costs and expenses, render forthwith all necessary assistance (including the prompt delivery of documents (including originals)) in order to facilitate the prompt realization of the Pledges, any part thereof, the prompt enforcement and realization of the Ancillary Rights and/or the exercise by the Collateral Agent of any other right it may have under German law.

8.5	Dividends

Provided that the requirements for a realization referred to under Clause 8.1 (Enforcement right) are met, all dividends and other payments, if any, which have been or will be made to the Pledgor and, as the case may be, all payments based on similar ancillary rights attributed to the Shares may be applied by the Collateral Agent in satisfaction in whole or in part of the Secured Obligations notwithstanding its right to treat such payments as additional collateral.

9.	LIMITATIONS ON ENFORCEMENT

Notwithstanding anything to the contrary in this Agreement, the obligations of the Pledgor and the rights of the Senior Lien Secured Parties and the Collateral Agent under this Agreement are subject to the following limitations:

a)

If and to the extent that the security interest granted by the Pledgor under this Agreement secures obligations of its Affiliates which are not its wholly-owned direct or indirect Subsidiaries (the Restricted Obligations) and if using the proceeds from the enforcement of such security interest to discharge the Restricted Obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Pledgor or would otherwise be restricted under then applicable Swiss law, the proceeds from the enforcement of such security interest to be used to discharge the Restricted Obligations shall be limited to the amount of freely disposable equity (frei verwendbares Eigenkapital) (including, without limitation, any statutory reserves which can be transferred into unrestricted distributable reserves) of the Pledgor at the time of enforcement, as determined in accordance with Swiss law and Swiss accounting principles (the Swiss Maximum Amount), provided that this is a requirement under then applicable mandatory Swiss law and it is understood that such limitation shall not free the Pledgor from its obligations in excess of the Swiss Maximum Amount, but that it shall merely postpone the performance date of those obligations until such time or times as performance is again permitted.

b)

Promptly after the enforcement of the security interest granted by the Pledgor under this Agreement (but in any event within not more than 30 Business Days after the relevant request having been made), the Pledgor shall (x) perform any obligations which are not affected by the above limitations, and (y) if and to the extent required by Applicable Law applicable to the Pledgor or reasonably requested by the Collateral Agent:

(i)

provide the Collateral Agent with an interim balance sheet audited by the statutory auditors of the Pledgor setting out the Swiss Maximum Amount and confirming that using the proceeds from the enforcement of such security interest to discharge the Restricted Obligations in an amount corresponding to the Swiss Maximum Amount is in compliance with the provisions of the applicable Swiss law;

(ii)	convert restricted reserves into reserves freely available for distribution as dividends (to the extent permitted by mandatory Swiss law); and

(iii)

take any further corporate and other action as may be required by law (such as board and shareholders’ approvals and the receipt of any confirmations from the Pledgor’s statutory auditors) and other measures reasonably necessary to allow the Collateral Agent to use enforcement proceeds as agreed hereunder with a minimum of limitations.

c)

In relation to the Restricted Obligations, the Pledgor shall (x) use its commercially reasonable efforts to ensure that enforcement proceeds can be used to discharge the Restricted Obligations without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to Applicable Law (including tax treaties) rather than payment of Swiss withholding tax; (y) to the extent such notification procedure is not available, the Collateral Agent undertakes to withhold from the enforcement proceeds of the Pledge an amount of Swiss withholding tax at the rate of 35 per cent. (or such other rate as is in force at that time), forward such amount to the Swiss Federal Tax Administration, within 10 Business Days after presentation by the Pledgor to the Collateral Agent of the relevant form of the Swiss Federal Tax Administration, it being specified that the Pledgor shall fill in and prepare the relevant form of the Swiss Federal Tax Administration and submit it to the Collateral Agent for approval, which approval shall not be unreasonably withheld; (z) promptly after a deduction for Swiss withholding tax is made as required by Applicable Law, use its commercially reasonable efforts to ensure that any person which is entitled to a full or partial refund of the Swiss withholding tax deducted from such enforcement proceeds, is in a position to be so refunded and in case it has received any refund of the Swiss withholding tax, pay such refund to the Collateral Agent promptly upon receipt thereof.

d)

If the enforcement of Restricted Obligations would be limited due to the effects referred to in this Clause 9, then the Pledgor shall (x) to the extent permitted by Applicable Law, revalue and/or realize any of the Pledgor’s assets that are shown on its balance sheet with a book value that is significantly lower than the market value of such assets, in case of realisation, however, only if such assets are not necessary for the Pledgor’s business (nicht betriebsnotwendig) and (y) reduce the Pledgor’s share/quota capital to the minimum allowed under then Applicable Law.

10.	INDEPENDENT AND CONTINUING SECURITY

10.1

This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. The Pledges shall not cease to exist if the Pledgor has only temporarily fulfilled the Secured Obligations.

10.2

This Agreement shall create a continuing security for the payment, discharge and performance of all of the Secured Obligations and no change, amendment, or supplement whatsoever in the Senior Lien Debt Documents or in any document or agreement related to any of the Senior Lien Debt Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

10.3

This Agreement is independent from any other security or guarantee which may have been or will be given to the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

10.4

The Pledgor hereby agrees that the security created pursuant to this Agreement shall not be affected by any transfer or assumption (for whatever reason) of the obligations owed by the Pledgor in connection with the Secured Obligations to, or by, any third party (Schuldübernahme). Sec. 418 BGB shall not be applicable in such case.

11.	RELEASE (SICHERHEITENFREIGABE)

11.1

In addition to release rights under the Senior Lien Debt Documents, upon complete and irrevocable satisfaction of the Secured Obligations, the Collateral Agent will, at the costs and expenses of the Pledgor, declare the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the Parties are aware that upon full and complete satisfaction of the Secured Obligations, the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of German mandatory law.

11.2

If the Collateral Agent is obliged to release all or part of the security granted under the Collateral due to mandatory German law and is requested to do so by the Pledgor prior to the full discharge of the Secured Obligations, the Collateral Agent may, at its sole discretion, determine which part of the security may be released.

12.	WAIVER OF DEFENSES

The Pledgor hereby waives its rights of revocation (Anfechtbarkeit) and set-off (Aufrechenbarkeit) it may have pursuant to Sec. 1273 para 2, 1211 and 770 BGB as well as any defenses based on defenses any other Grantor might have against any of the Secured Obligations (Einreden des Hauptschuldners) pursuant to Sec. 1211 para 1 sentence 1 alternative 1 BGB.

13.	NO RECOURSE AGAINST THIRD PARTIES

Other than as permitted by the Senior Lien Debt Documents,

a)

in deviating from Sec. 1225 BGB, no right of the Collateral Agent (or any of the Senior Lien Secured Parties) against any other Grantor shall pass to the Pledgor as a result of the enforcement of the Pledges. The Pledgor may not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement or as a result of the enforcement of the collateral created under this Agreement:

(i)	to be indemnified by another Grantor;

(ii)	to claim any recourse from any other chargor of any Grantor’s obligations under the Senior Lien Debt Documents;

(iii)	to exercise any right of set-off against any other Grantor; and/or

(iv)

to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Senior Lien Secured Parties under the Senior Lien Debt Documents or of any other agreement or of any other guarantee or collateral taken pursuant to, or in connection with, the Senior Lien Debt Documents by any Senior Lien Secured Party;

b)

The Pledgor furthermore hereby waives (by way of an agreement in favor of the Collateral Agent pursuant to Sec. 328 BGB) any contractual and/or statutory damage and/or reimbursement claims (Schadensersatz- und Aufwendungsersatzansprüche) against any other Grantor it may have in case of realization and/or satisfaction of any of the Secured Obligations. For the avoidance of doubt, the Pledgor shall not be entitled to demand an assignment of the Secured Obligations to it;

c)

If the Pledgor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution on trust for the Senior Lien Secured Parties to the extent necessary to enable all amounts which may be or become payable to the Senior Lien Secured Parties by the Grantors under or in connection with the Senior Lien Debt Documents to be repaid in full and shall promptly pay or transfer the same to the Collateral Agent or as the Collateral Agent may direct for application in accordance with the instructions of the Senior Lien Secured Parties;

d)

With effect from an enforcement of a pledge granted over the shares in any member of the Group under any Senior Lien Debt Document (each a “Disposed Entity”), the Pledgor hereby irrevocably waives any rights which may pass to it by subrogation (e.g. pursuant to Sec. 1225 BGB) or otherwise, including any claim for recourse, damage or other reimbursement claim against the Disposed Entity. The Collateral Agent hereby accepts such waiver;

until the Secured Obligations have been finally, but not only temporarily, satisfied and discharged in full.

14.	COSTS AND EXPENSES

The Pledgor shall bear the costs of the notarization of this Agreement.

15.	ASSIGNMENT

15.1	This Agreement shall be binding upon the Parties and their respective successors in law.

15.2

If and when the pledges created hereunder have been transferred to a third party by operation of law due to a transfer of the Secured Obligations in accordance with the Senior Lien Debt Documents, the Collateral Agent shall be entitled to assign or otherwise transfer any and all of its rights and duties under this Agreement to such third party in accordance with the Senior Lien Debt Documents, provided that the assignee accepts to be bound by the terms of this Agreement. The Pledgor hereby explicitly and irrevocably consents to such assignment or transfer.

15.3	The Pledgor shall not assign or transfer any of its rights, claims or obligations under or in connection with this Agreement.

16.	PARTIAL INVALIDITY

16.1

The Parties agree that should at any time any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity, legality or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

16.2

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

17.	CONFLICTS

In the event of any conflict or inconsistency between the terms of the Senior Lien Debt Documents and the Intercreditor Agreement, as applicable, and the terms of this Agreement, the terms of either the Senior Lien Debt Documents or the Intercreditor Agreement (as the context may require) shall prevail and override anything in this Agreement to the contrary, save if and to the extent that the application of any such terms or any reference to such documents in this Agreement would affect the validity, ranking, priority or enforceability of the Pledges created under this Agreement.

18.	AMENDMENTS

Changes and amendments to this Agreement (including to this Clause 18 (Amendments)) must be made in writing, unless notarial form is required by mandatory law.

19.	WAIVERS

No failure or delay by the Collateral Agent in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy. The Senior Lien Debt Documents shall not limit or exclude any statutory legal remedies.

20.	NOTICES AND THEIR LANGUAGE

20.1	Contact details

All notices and communications under or in connection with this Agreement shall be in writing and shall be delivered by letter, posted or delivered by hand, or fax or email. Each notice or communication shall be given to the relevant Party at the address or fax number or email address and marked for the attention of the person(s) or department from time to time specified in writing by that Party to the other. The initial address, fax number, email address and person(s) or department so specified by each Party are set out below:

For the Pledgor:	Li-Cycle Europe AG

	Address:	Neuhofstr. 8 6340 Baar, Switzerland

	Fax:	n/a

	E-mail:	peter.duerr@li-cycle.com jens.emrich@li-cycle.com, legalnotices@li-cycle.com

	Attention:	Peter Dürr and Jens Emrich

For the Pledged Company:	Li-Cycle Germany GmbH

	Address:	Lange Göhren 4 39171 Sülzetal, Germany

	Fax:	n/a

	E-mail:	peter.duerr@li-cycle.com jens.emrich@li-cycle.com legalnotices@li-cycle.com

	Attention:	Peter Dürr and Jens Emrich

with a copy to:
	Address:	Freshfields US LLP 3 World Trade Center 175 Greenwich Street New York, New York 10007

	E-mail:	Andrea.Basham@Freshfields.com, Allison.Liff@Freshfields.com

	Attention:	Andrea M. Basham, Allison R. Liff

For the Collateral Agent:	Glencore Canada Corporation

	Address:	100 King Street West, Suite 6900. Toronto, ON, M5X 1E3

	Fax:	n/a

	E-mail:	legalnotices@glencore-us.com

	Attention:	Legal Department

with a copy (which shall not constitute notice) to:	Weil, Gotshal & Manges LLP

	Address:	767 Fifth Avenue New York, NY 10153

	E-mail:	david.avery-gee@weil.com, heather.emmel@weil.com, nitin.konchady@weil.com, justin.d.lee@weil.com

	Attention:	David Avery Gee, Heather Emmel, Nitin Konchady, Justin Lee

and:	Glencore International AG

	Address:	Baarermattstrasse 3 CH-6340, Switzerland

	E-mail:	general.counsel@glencore.com

	Attention:	General Counsel

and:	Glencore Ltd.

	Address:	330 Madison Ave. New York, NY 10017

	E-mail:	legalnotices@glencore-us.com

	Attention:	Legal Department

20.2	English language

a)	Any notice given under or in connection with this Agreement must be in English.

b)

All other documents provided under or in connection with this Agreement must be in English, or, if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

21.	GOVERNING LAW; JURISDICTION

a)

It is the common understanding of the Parties, that this Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with German law.

b)

The courts of Frankfurt am Main shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (each a “Dispute”).

c)

Sub-paragraph b) is for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.

22.	NOTIFICATION OF PLEDGES

22.1	Notice to the Pledged Company

The Pledgor and the Collateral Agent hereby notify the Pledged Company of this Agreement and the Pledges pursuant to Clause 2 (Junior Ranking Share Pledge).

22.2	Acknowledgement and acceptance by the Pledged Company

The Pledged Company signs this Agreement in acknowledgement and acceptance of the Pledges and the notice pursuant to Clause 22.1 (Notice to the Pledged Company).

23.	CONSENT OF THE PLEDGOR AND THE PLEDGED COMPANY

The Pledgor and the Pledged Company herewith expressly consent to the Pledges and, upon the occurrence of an Enforcement Event, to the realization of any such Pledges, including by sale and transfer of the shares in the Pledged Company as a result of or in connection with an enforcement of the Pledges in accordance with Clause 8 (Enforcement).

Notarial Advices

The Notary advised the persons appearing that

•

a pledge is a security instrument of strictly accessory nature, meaning that (i) a pledge will not become effective prior to the valid creation and existence of the respective right or claim to be pledged and only if and to the extent that and as long as the underlying secured claims do in fact exist and the nexus (Verknüpfung) between the secured claims and the pledge is not dissolved, (ii) the creditors of the secured claims and the pledgees must be identical, and (iii) a person not being a party to this notarial Deed may only become a pledgee if mandatory provisions of German law are respected;

•	the pledge ceases by law if the secured claims are novated;

•	the company’s articles of association may contain restrictions on the transfer or pledging of shares and the transfer of claims from the corporate relationship;

•

outside of Section 16 para. 3 of the German Act on Limited Liability Companies (GmbHG) there is no good faith acquisition of a pledge or a specific rank for a pledge, meaning that the pledgee is not protected, if the shares pledged do not exist or have been transferred to a third party prior to the pledge or have been encumbered in favour of a third party;

•

the company may make payments to the shareholder in respect of claims that have been pledged in connection with the pledged shares arising from the corporate relationship with discharging effect as long as the company has not become aware of the pledge;

•

the parties hereto are, by operation of law, jointly and severally liable with respect to the payment of all notarial fees; any provisions in this Deed that deviate from this shall only apply in the internal relationship between the parties;

•	the English language original version of this Deed will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes;

•

foreign – not German – law may apply to the declarations the persons appearing agreed upon within this Deed and that the Notary does not have knowledge of the foreign law and that he therefore cannot advise upon it

•

he is unaware of the tax situation of the parties and that he did not check the tax consequences of this Deed and that, if required, the parties should seek the advice of an auditor or a tax adviser before the execution of this Deed.

The persons appearing furthermore agreed to the dispatch of this Deed also via email.

This Deed was read aloud to the persons appearing by the Notary and was approved by the persons appearing and signed by them and the Notary in their own hands as follows:

/s/ Esteban Hagedorn Belmar
Name: Esteban Hagedorn Belmar
Title: Proxy/Lawyer

/s/ Josef Matoussi
Name: Josef Matoussi
Title: Proxy/Lawyer

/s/ Aurélio de Sousa
Name: Aurélio de Sousa
Title: Notary